SAN HOLDINGS, INC.
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box:

[   ]    Preliminary Proxy Statement--Revised
[   ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[   ]    Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12
SAN HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box): [X] No fee required [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
[ ] [ ]
Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

900 W. Castleton Road, Suite 100
Castle Rock, Colorado 80109

NOTICE OF ANNUAL MEETING

February 12, 2004

Dear SANZ Shareholder:

     You are cordially invited to attend the SAN Holdings, Inc. annual meeting of shareholders. It will be held at the Marriott Hotel at Boca Center, 5150 Town Center Circle, Boca Raton, Florida, on Monday, April 12, 2004, at 3:00 p.m. local time.

     Our Board of Directors has called the meeting in order for shareholders to vote on the election of 11 directors, on a proposal to amend our Articles of Incorporation to increase our authorized shares of common stock and reflect current provisions of Colorado Law, and on the ratification of our auditors. At the meeting, management will give a brief report on the company’s operations and direction. I hope you will be able to attend.

     Your proxy card is enclosed. Representation of your shares at the meeting is very important. We urge each shareholder, whether or not you plan to attend the meeting, to promptly return your proxy. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person. The proxy statement and accompanying proxy card will be mailed to shareholders on February 13, 2004.

Sincerely, /s/ John Jenkins John Jenkins Chairman and Chief Executive Officer

____________________________________________________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

Monday, April 12, 2004, 3:00 p.m.

Marriott Hotel at Boca Center

5150 Town Center Circle, Boca Raton, Florida

______________________________________________________________

     The Board of Directors of SAN Holdings, Inc. is soliciting proxies to be used at the annual meeting of shareholders and at any adjournments or postponements thereof. We will pay the costs of this solicitation.

     In addition to this solicitation by mail, our directors and officers may solicit proxies in person, or by telephone, electronic mail, telegram and facsimile. They will not receive any additional compensation for soliciting proxies. However, we will reimburse banks, brokers and others holding shares in their names or the names of their nominees or otherwise, for reasonable out-of-pocket expenses they incurred in sending these proxy materials to the beneficial owners of those shares.

ABOUT THE MEETING

What Matters Will Be Voted On?

     At the meeting, shareholders will be asked to vote upon the following matters:

1.	Electing 11 directors to terms expiring at the next annual meeting;

2.	Amending our Articles of Incorporation to increase the number of authorized shares of common stock from 75,000,000 shares to 200,000,000 shares;

3.	Amending our Articles of Incorporation to limit certain distributions, in accordance with current provisions of the Colorado Business Corporation Act;

4.	Ratification of the appointment of Grant Thornton LLP as our auditors for 2003; and

5.	Any and all other business that properly comes before the meeting or any adjournment of the meeting.

Who Is Entitled to Vote at the Annual Meeting?

     All shareholders who owned our common stock and preferred stock at the close of business on the record date, February 5, 2004, are entitled to receive notice of the meeting and to vote the shares they held as of that date at the meeting, and at any postponement or adjournments of the meeting.

What Are the Voting Rights of Shareholders?

     Holders of preferred stock and holders of common stock will vote together as a single class on all matters to be considered at the meeting. In addition, Proposal Two must be approved by a majority of the of the outstanding Common Stock voting as a class. Each of the 748.07306 outstanding shares of common stock is entitled to one vote. Each outstanding share of preferred stock is entitled to 50,000 votes, which is equal to the number of shares of common stock into which the preferred stock is convertible as of the record date.

Who Can Attend the Annual Meeting?

     All shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and one guest may accompany each. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

What Does It Mean If I Receive More Than One Proxy Card?

     It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

What Constitutes a Quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the voting power of the shares outstanding on the record date will constitute the quorum required to permit us to consider Proposals One, Three and Four. Sun Solunet LLC owns shares of common and preferred stock representing a majority of the voting power of our shares, sufficient to assure the presence of a quorum to consider those proposals. In addition, the presence of the holders of a majority of the outstanding shares of common stock is required to permit us to consider Proposal Two. As of February 5, 2004, the record date, 58,407,625 shares of common stock and 748.07306 shares of preferred stock were issued and outstanding. Each preferred stockholder is entitled to 50,000 votes per share on all matters to be voted upon at the meeting, making a total of 37,403,653 votes for the preferred stock. The common and preferred stock combined account for a total of 95,811,278 votes.

     Your shares will be counted as present at the meeting if you are present at the meeting or have properly submitted a proxy.

     Proxies received but marked as abstentions and broker non-votes will be included in the number of shares considered present to establish a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so. If not enough shares are present at the meeting for a quorum or to approve proposals, the meeting may be adjourned to permit further solicitation of proxies.

How Do I Cast My Vote?

     If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. Street name shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares. Even if you plan to attend the annual meeting, your plans may change, so it is a good idea to complete, sign and return your proxy in advance of the meeting.

Can I Vote Electronically?

     If you are a registered shareholder (that is, if you hold your stock in certificate form), Internet voting is not available for this meeting. If your shares are held in street name, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote electronically.

Can I Change My Vote after I Return My Proxy Card?

     Yes. Giving management a proxy does not preclude your right to attend the meeting and vote in person, or to revoke your proxy, in whole or in part, should you so desire. You may revoke your proxy at any time prior to its exercise by:

o	providing notice in writing, which we receive no later than April 9, 2004, that the proxy is revoked;

o	presenting to us, no later than April 9, 2004, a later-dated proxy; or

o	attending the meeting and voting in person.

What Are the Recommendations of Our Board of Directors?

     Our Board of Directors’ recommendations are set forth together with the description of each item in this proxy statement. In summary, our Board of Directors recommends a vote:

o	for the election of the 11 nominated directors (see pages 8-10)
o	for the proposal to increase authorized shares of common stock (see pages 11-13)
o	for the proposal to amend our Articles of Incorporation (see pages 13-14), and
o	for the proposal to ratify and approve the selection of Grant Thornton LLP as our auditors for 2003 (see page 14).

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What Vote is Required to Approve Each Item?

     Election of Directors. Directors are elected by a plurality of votes represented at the meeting. This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot, without respect to either broker non-votes or proxies marked “withhold authority.” In an uncontested election of directors, the plurality requirement is not a factor, since the number of candidates is equal to the number of available seats. The 11 nominees receiving the highest number of affirmative votes of common stock and convertible preferred stock, voting together as a single class, and cast at the annual meeting, will be elected directors of our company to serve until the next annual meeting and until their successors have been elected and qualified. Sun Solunet LLC owns shares of common and preferred stock representing a majority of the voting power of our shares, sufficient to elect all directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Accordingly, a “WITHHOLD AUTHORITY” vote will have the effect of a negative vote.

     Amendment and Restatement of Articles of Incorporation. Proposals Two and Three require that a majority of the votes represented by all of the Company’s outstanding shares be voted “FOR” the proposals. Sun Solunet LLC owns shares of common and preferred stock representing a majority of the voting power of our shares, sufficient to approve Proposal Three. In addition, Proposal Two must be approved by a majority of the of the outstanding Common Stock voting as a class. On each proposal, a shareholder may: (i) vote “FOR” the proposal; or (ii) vote “AGAINST” the proposal; or (iii) “ABSTAIN” with respect to the proposal. When the votes are counted for these proposals, both broker non-votes and proxies marked “ABSTAIN” as to that matter are ignored. Accordingly, an abstention will have the effect of a negative vote.

     Ratification of Auditors. Proposal Four requires that a majority of the votes cast at the meeting be cast “FOR” the proposal. Sun Solunet LLC owns shares of common and preferred stock representing a majority of the voting power of our shares, sufficient to approve Proposal Four. A shareholder may:

o	vote “FOR” the proposal; or

o	vote “AGAINST” the proposal; or

o	“ABSTAIN” with respect to the proposal.

Both broker non-votes and proxies marked “ABSTAIN” will be ignored in the tabulation.

     If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters, and will not be counted in determining the number of shares necessary for approval. However, shares represented by “broker non-votes” will be counted in determining whether there is a quorum.

     Other Matters. As to any other matters that may properly come before the meeting, a majority of the votes cast by shareholders shall be sufficient to approve the matter, unless otherwise required by law, the Articles, or the Bylaws. Management and the Board of Directors know of no other matters to be brought before the meeting other than as described herein. If any other matters properly are presented to the shareholders for action at the meeting and any adjournments or postponements thereof, the proxy holders named in the enclosed proxy intend to vote in their discretion on all matters on which the shares of common stock represented by such proxy are entitled to vote.

Do I Have any Dissenters’ Rights?

     No. Under Colorado law, dissenters' rights are not available in the election of directors or the other matters to be voted upon at this meeting.

Where Can I Find the Voting Results of the Meeting?

     The preliminary voting results will be announced at the meeting. The final results will be included in our Form 10-QSB for the quarter ending March 31, 2004.

Where Can I Find Additional Information About the Company?

     Our Form 10-KSB, as amended, for the year ended December 31, 2002 and our Form 10-QSB for the quarter ended September 30, 2003 are being mailed to shareholders with this proxy statement. Note that these documents are not incorporated into this proxy statement, and are not to be considered a part of the proxy statement or soliciting materials.

CHANGE IN CONTROL DURING 2003

     On April 4, 2003, we completed a transaction in which we acquired Solunet Storage Holding Corp. and, indirectly, its operating subsidiary Solunet Storage, Inc. (d.b.a “StorNet Solutions”).  As a result of the transaction, Solunet Storage is now a wholly owned subsidiary of the Company. Also as a result of the transaction, Sun Solunet LLC is the beneficial owner of common and preferred stock representing a majority (58.5%) of the voting power of the company’s outstanding securities, and Michael J. Phelan, former president of Solunet Storage, now owns common and preferred stock representing 1.5% of the voting power of the company’s outstanding securities. Sun Solunet LLC is an affiliate of Sun Capital Partners II, LP (Sun Capital), a private equity fund located in Boca Raton, Florida.

     The transaction resulted in a change in control of the company and other significant changes, as described below.

Background of the Transaction

     During the second half of 2002, our Board of Directors determined that it was advisable for the company to explore strategic opportunities for growth and enhancement of shareholder value. The Board directed management to pursue and evaluate in particular opportunities for either (a) an acquisition of another, smaller storage company accompanied by the raising of additional capital, or (b) a business combination with either another comparably sized or larger storage company or a larger networking or general information technology services company.

     Management actively pursued alternatives within these guidelines. As a result of these efforts, in late 2002 we entered into discussions with Sun Capital regarding a transaction in which we would acquire Solunet Storage in a stock-for-stock transaction, and also obtain Sun Capital’s assistance with maintaining and expanding our access to debt funding, through guarantees or otherwise. The Board directed management to negotiate certain of the terms proposed by Sun Capital, which occurred over a period of several months, during which time management conferred with the Board on numerous occasions. During this time, both parties also conducted due diligence reviews of one another’s operations and prospects, and analyzed the synergies and integration issues projected to result from such a combination. After extensive discussions with management and with the company’s financial and legal advisors, the Board of Directors deemed it desirable and in the best interests of the company and its shareholders to proceed with the transaction on the terms set forth in the definitive Acquisition Agreement executed on March 31, 2003. The transaction was completed on April 4, 2003.

     Prior to this transaction, including at the time that the Board of Directors approved the transaction, there was no material relationship between the company, its affiliates, directors or officers, and Solunet Storage and/or Sun Capital, or any of their respective affiliates, directors or officers. The transaction was negotiated between the parties on an arms’ length basis.

Description of Solunet Storage and its Business

     Prior to the acquisition Solunet Storage operated a data storage solutions provider business similar in most respects to our business. At the time of the acquisition it had approximately 72 employees (compared to SANZ’s 55), and operated from nine locations throughout the United States (compared to SANZ’s four). Among the principal reasons for the acquisition were management’s belief that it would afford opportunities to spread the company’s fixed costs over a broader revenue base, thereby providing increased operating leverage, and its belief that SANZ’s business would be strengthened by extending the company’s geographic presence to regions of the United States where the company did not previously have operations. This broader geographic scope was expected to reduce the company’s reliance on any one region, and to better enable the company to service its existing customers, many of whom have operations in multiple geographic regions.

     Solunet Storage, Inc. itself had acquired substantially all of the assets of StorNet, Inc. from StorNet, Inc.`s lenders in September 2002 in a private foreclosure transaction. Solunet Storage had been formed for that purpose by Sun Solunet LLC. At the time of the acquisition of Solunet Storage by SANZ, Solunet Storage was owned by Sun Solunet LLC and Mr. Phelan.

Terms of the Transaction

Consideration for the Transaction and Resulting Equity Structure

     The acquisition was effected in an all-stock transaction in which we issued to the two shareholders of Solunet Storage an aggregate of 20,000,000 shares of common stock and shares of Series B preferred stock that are convertible into an additional 37,403,653 shares of common stock (i.e., an aggregate of 57,403,653 shares of common stock on a fully-converted basis). The shares of Series B preferred stock contain no obligatory dividends and no preferences over the common stock with respect to dividends, liquidation or other matters (other than the power to vote with the common stock on an as-converted basis). The preferred shares will convert into common stock automatically when our Articles of Incorporation are amended to increase the number of authorized shares of common stock sufficient to enable such conversion. The number of shares of common stock into which the Series B preferred stock will convert is fixed, and is not dependent on the market value of the common stock or any similar factor. The amendment to our Articles of Incorporation contemplated by Proposal Two will have effect of causing this conversion of the Series B preferred stock into common stock.

     In addition to these shares of common stock and Series B preferred stock, we issued to Sun Solunet LLC, as the principal stockholder of Solunet Storage, a warrant to purchase a maximum of 19,976,737 shares of common stock at various prices and over various terms (referred to as the “Sun Warrant”). This number of warrant shares is equal to 1.5 times the number of previously outstanding SANZ warrants and options (i.e., a ratio of 60% : 40%), minus 4,438,426 shares. The Sun Warrant is divided into various “tranches”, each of which corresponds to a specific warrant or option (or group of warrants or options) that SANZ had outstanding prior to the Solunet Storage acquisition. Each such tranche bears the identical exercise price and term (duration) of the corresponding pre-existing warrant or option, and is for 1.5 times the corresponding number of pre-existing warrant or option shares. The various exercise prices of the tranches range from $.29 to $10.82; at the time of issuance, the Sun Warrant had a weighted average price of $.94, and the various terms of the tranches ranged from July 2003 to March 2013.

     The exclusion of 4,438,426 shares from the Sun Warrant is not applied to any specific pre-existing warrant or option. Rather, Sun Solunet LLC is prevented from exercising the Sun Warrant with respect to the first 2,958,951 (i.e., 4,438,426 divided by 1.5) shares that are issued when previously-outstanding SANZ warrants or options are exercised by their respective holders. (Because fewer than 350,000 warrants and options have been exercised since the closing, this threshold has not yet been met and the Sun Warrant is not currently exercisable.) In addition, the corresponding part of the Sun Warrant will expire each time that a previously outstanding SANZ warrant or option expires without exercise by the holder. This includes both expirations without exercise at the conclusion of an instrument’s original term and, where applicable in the case of some options, upon any earlier termination in the event the holder ceases to be employed by the company. Since its issuance, the Sun Warrant has been reduced by 1,980,004 shares through such expirations.

Sun Capital Guaranty

     As part of the acquisition transaction, Sun Capital agreed to guarantee a minimum of $3 million of the debt of the combined company. We have not paid Sun Capital or its affiliates any separate consideration for this guaranty, although we have reclassified a portion of our payments under the Management Services Agreement described below as a payment for this guaranty. The Acquisition Agreement also provided that we may request at any time that Sun Capital guaranty up to an additional $2 million of our debt. Sun Capital has the discretion whether or not to issue the guaranty of the additional $2 million if so requested; however, Sun Capital did in fact issue such a guaranty in May 2003, as discussed below. If Sun Capital issues this additional guaranty (which it has done), and we do not discharge the debt or otherwise obtain a release of the guaranty within eighteen months after its issuance, we will issue warrants to Sun Capital in payment for that guaranty. We also will be obligated to issue additional warrants to Sun Capital as further payment at the end of each six-month period that the guaranty is not released.

     At the time of the acquisition, a guaranty from Sun Capital was in place in support of a loan facility maintained by Solunet Storage, enabling Solunet Storage to obtain a higher advance rate under that loan facility than would have been available in the absence of a guaranty. Following the closing, we both refinanced that facility and established an additional loan facility, both with Harris Trust and Savings Bank and both guaranteed by Sun Capital. One of these facilities permits us to borrow up to $4.8 million, currently bears interest at a rate of prime plus ¼% (i.e., currently 4.25%), and expires in May 2005. That facility is unsecured, is not limited by availability under a borrowing base, and does not require the maintenance of specified financial covenants. At December 31, 2003, $4.39 million was outstanding on this facility. The second such facility is in the amount of $4.2 million, currently bears interest at a rate of prime plus ¼%, and expires in August 2004. It is secured by substantially all of the assets of our Solunet Storage subsidiary, but it not subject to any material financial covenants. At December 31, 2003, $3.8 million was outstanding on this facility.

     At this time, the foregoing guarantees from Sun Capital total $9 million, greater than the $5 million that the parties contemplated at the time of the agreement. The company and Sun Capital have not yet determined whether Sun Capital is to be compensated for issuing guarantees in excess of the amount originally agreed upon. It is possible that the company will agree to compensate Sun Capital (whether with shares, warrants, cash guarantee fees, or otherwise) for issuing the guarantees in an aggregate amount greater than its original commitment.

Agreements Relating to Director Nomination and Election; Voting Agreement

     In accordance with the Agreement, John Jenkins, Brendan T. Reilly, and Robert K. Brooks continued as directors following the closing, and directors William Hipp and Fred T. Busk resigned effective upon the closing. Three nominees of Sun Solunet LLC, Marc Leder, Rodger Krouse, and Clarence Terry, were elected to the company’s Board of Directors   Also effective upon the closing, Michael J. Phelan, President of Solunet Storage, was elected President and Chief Operating Officer of the company.  John Jenkins continued as Chairman and Chief Executive Officer of the company. Prior to the closing (i.e., prior to the time that the nominees of Sun Solunet LLC joined the Board), also in accordance with the Agreement, the Board of Directors also nominated certain other individuals for election as directors at SANZ’ next annual meeting of shareholders. Also effective upon the closing, all of the members of the board of directors of SANZ’ subsidiaries resigned, and Messrs. Leder, Krouse and Terry were elected to fill those positions.

     We agreed to nominate and recommend to our shareholders the election of each of the 11 persons nominated for election as a director at this meeting.

     Pursuant to the terms of a Shareholders Agreement dated as of April 4, 2003 by and among SANZ, Sun Solunet, Mr. and Mrs. Michael J. Phelan, and Hollger LLC (a principal shareholder of SANZ prior to the Solunet Storage acquisition):

     (1)   the Phelans have (a) agreed to vote the shares of capital stock which they own or control in the manner specified by Sun Solunet with respect to any matter on which the shareholders of a Colorado corporation generally have a right to vote, and (b) granted to Sun Solunet an irrevocable proxy to vote all shares of common stock owned or controlled by them; and

     (2)   Sun Solunet has agreed to vote the shares of capital stock which it owns or controls so that one representative designated by Hollger LLC shall be elected to the Company’s board of directors. Gary F. Holloway, a nominee for election at this meeting, is the designee of Hollger LLC. Hollger LLC owns approximately 2,800,000 shares of SANZ common stock (approximately 7.3% of the shares outstanding prior to this acquisition and 2.9% of the shares outstanding after closing), but no affiliate of Hollger LLC is an officer or employee of SANZ and Hollger LLC is not otherwise an affiliate of SANZ or Sun Solunet LLC.

   Management Services Agreement.

     At the closing of the transaction, we entered into a Management Services Agreement with Sun Capital Management. This Management Services Agreement replaced and superseded a similar agreement between Sun Capital Management and Solunet Storage that was in effect prior to our acquisition of Solunet Storage. Under the Management Services Agreement, we receive a variety of consulting-type management services and pay a management fee of $75,000 per calendar quarter plus reimbursement of out-of-pocket expenses (subject to increase commencing April 2005). This agreement will remain in effect until the first date when all of the following have occurred: (a) the designees of Sun Capital Management and its affiliates no longer constitute a majority of our Board of Directors; (b) Sun Capital Management and its affiliates no longer own or control at least 30% of our outstanding shares; and (c) Sun Capital Management and its affiliates (including Sun Capital II) no longer guarantee any portion of our debt. If the foregoing three events have not yet occurred, the Management Services Agreement will nonetheless terminate on April 4, 2013. As described above, a portion of our debt has been guaranteed by another affiliate of Sun Capital.

Summary of the Impact on our Operations and Financial Condition through September 30, 2003

     The acquisition was undertaken in large part to achieve the economies that we believe are available by spreading our fixed cost base across a greater volume of sales. As anticipated, the cost reductions afforded by the combination were phased in over a period of time, and first became evident in significant part in the third quarter of 2003 (ended September 30, 2003). In that period, Selling, General and Administrative (SG&A) expense was reduced by $1.5 million from the levels recorded in the quarter ended June 30, 2003, excluding the effects of acquisition expense (most of which was recorded in the June quarter), from $5.7 million to $4.2 million. Additionally, SG&A expense in the current year September quarter was $2.4 million lower than the aggregate SG&A expense of SANZ and StorNet (the predecessor to Solunet Storage) on a pro forma combined basis during the prior year September quarter. This reduction in SG&A expense was fundamental to the improvement of our bottom line performance during the September 2003 quarter, in which we recorded the smallest net loss ($373,000) in our history as a public company.

     In part to support our larger organization following the acquisition of Solunet Storage, in September 2003 we also executed an amendment to our principal borrowing facility, with Wells Fargo Business Credit. Under the amendment, Wells Fargo increased the maximum amount we can borrow under that facility from $7 million to $12 million. The larger base of accounts receivable (the collateral against which we borrow on that facility) made available through the acquisition of Solunet Storage is providing us the ability to borrow greater amounts on this facility than we could have borrowed in the absence of those additional accounts receivable. The combination of this increased borrowing limit and the enlarged borrowing base are together anticipated to provide continued liquidity until we reach full profitability.

     The acquisition also has provided additional access to capital as described above under “Sun Capital Guaranty.”

     Finally, while the effects on sales are harder to quantify than the effects on expense levels, we believe that the greater scale and geographic reach of our sales force that resulted directly from the acquisition is providing us benefits in both increased revenue and enhanced margins. Among other factors, we have extended certain of the relationships that each of SANZ and Solunet Storage held with their respective product suppliers across the larger organization, resulting in more extensive product sets that our sales force can offer to our clients. We also believe that the increased strength in certain of these relationships will translate into increased sales and gross margin, although those effects are only beginning to be evident.

PROPOSAL ONE:
Election of Directors

     Our bylaws provide that our Board of Directors shall consist of no more than 14 members, with the exact number to be set by board resolution. Currently, the number of directors is set at six, and will to be increased to 11 as of the date of the annual meeting. Each director’s term is for one year or until his successor has been elected and qualified, unless he earlier resigns or is removed. Vacancies on the Board of Directors may be filled by a majority of the remaining members. Directors elected to fill vacancies serve until the next annual meeting of shareholders.

     Sun Solunet LLC owns shares of common and preferred stock representing a majority of the voting power of our shares, sufficient to elect all directors. The Acquisition Agreement required that directors John Jenkins, Robert K. Brooks, and Brendan T. Reilly continue to serve on the Board following the closing of the acquisition, and that all other directors of SANZ and our subsidiaries resign as of the closing date. Prior to the closing, our prior board appointed Marc J. Leder, Rodger R. Krause, and Clarence E. Terry to fill the vacancies on the Board, to be effective upon the closing, which occurred on April 4, 2003.. The Acquisition Agreement also required that the Board recommend to the shareholders the re-election of directors Jenkins, Leder, Krause and Terry, and the election of David Kreilein, Ben Emmons, M. Steven Liff, Michael Phelan, John Jenkins, Gary Holloway, George Rea and C. Daryl Hollis. You can find more detail about these agreements at “Change of Control During 2003 - Agreements Relating to Director Nomination and Election; Voting Agreement” at page 6.

     Unless you instruct the proxies differently on your proxy card, the proxies will vote for these nominees. We know of no currently proposed nominee for director who is unwilling or unable to serve. If a nominee is unavailable for election, the proxy holders will vote for another nominee proposed by the board.

     The nominees for director are set forth below. The board of directors recommends a vote “FOR” each of the nominees listed below.

Name, Age and Year First Elected	Principal Occupation and Business Experience

John Jenkins 53 (2000)

Chairman and CEO since November 2000. From January 1995 through June 2000, Mr. Jenkins was CEO, president and a director of TAVA Technologies, Inc., where he led the build-out of a national systems integration business. In 1999, all outstanding TAVA shares were sold in a cash transaction approved by TAVA shareholders. Mr. Jenkins holds a B.S. from the University of Washington and a J.D. from the University of Denver.

Marc J. Leder 41 (2003)

Mr. Leder has served as a managing director of Sun Capital Partners, Inc., a private investment firm, since May 1995. Prior to founding Sun Capital Partners (with Mr. Krouse) in 1995, Mr. Leder served in various capacities with Lehman Brothers, an investment bank based in New York City, most recently as Senior Vice President. Mr. Leder also currently serves as a director of Catalina Lighting, Inc., Northland Cranberries, Inc., Celebrity, Inc., and Mackie Designs, Inc., all of which are publicly held companies, and as a director of a number of private companies.

Rodger R. Krouse 42 (2003)

Mr. Krouse has served as a managing director of Sun Capital Partners, Inc., a private investment firm, since May 1995. Prior to founding Sun Capital Partners (with Mr. Leder) in 1995, Mr. Krouse served in various capacities with Lehman Brothers, an investment bank based in New York City, most recently as senior vice president. Mr. Krouse also currently serves as a director of Catalina Lighting, Inc., Northland Cranberries, Inc., Celebrity, Inc., and Mackie Designs, Inc., all of which are publicly held companies, and as a director of a number of private companies.

Clarence E. Terry 57 (2003)

Mr. Terry has served as a managing director of Sun Capital Partners, Inc., a private investment firm, since September 1999. From October 1973 to September 1999, Mr. Terry was principally employed as vice president of Rain Bird Sprinkler Manufacturing Corporation, a leading irrigation manufacturer. Currently, he also serves as a director of Catalina Lighting, Inc., Northland Cranberries, Inc., Celebrity, Inc., and Mackie Designs, Inc., all of which are publicly held companies, and as a director of a number of private companies.

Name, Age and Year First Elected	Principal Occupation and Business Experience

Michael J. Phelan 47 (Nominee)

President and Chief Operating Officer since April 2003. Mr. Phelan joined SANZ in April 2003 pursuant to our acquisition agreement with Solunet Storage, where he had served as president and chief executive officer since the formation of Solunet Storage in September 2002. Mr. Phelan has been involved in sales and management in the computer and UNIX marketplace since 1980, and entered the data storage business in 1990 when he founded StorNet, Inc. He served as president and chairman of the Board of StorNet until the merger of that company with Vanguard Technologies in 2000. Following the merger with Vanguard, Mr. Phelan became a consultant to resulting company but ceased participation in daily operations for a period to pursue personal interests. In late 2001, at the request of the then-current board of StorNet, Mr. Phelan re-joined the company as its acting chief executive officer, a position he held until the sale of StorNet’s assets to Sun Storage by StorNet’s secured lender. Mr. Phelan serves on the advisory boards of a variety of academic and philanthropic organizations. Mr. Phelan holds a B.S. from West Chester University.

David L. Kreilein 46 (Nominee)

Vice president of Sun Capital Partners, Inc., a private investment firm, since 2001. Prior to joining Sun Capital, Mr. Kreilein served as chief financial officer for Olan Mills, Inc., a photography company, from 1999 to 2001, chief financial officer of Gateway Communications Inc., a value added reseller of technology products, from April 1999 through August 1999; and chief financial officer for Hamilton Sorter Company Inc., a manufacturer of office furniture, from 1993 to April 1999. Gateway Communications Inc. filed for protection under the federal bankruptcy laws in 1999. Currently, Mr. Kreilein is a director of a number of private companies.

Benjamin S. Emmons 35 (Nominee)

Vice president of Sun Capital Partners, Inc., a private investment firm, since 2002. Before joining Sun Capital, Mr. Emmons spent four and one-half years with CIT Business Credit, most recently as marketing manager for the southeast region.

M. Steven Liff 32 (Nominee)

Principal of Sun Capital Partners, Inc. since March 2000. From 1994 until joining Sun Capital, he was employed by Bank of America Commercial Finance, most recently as senior marketing executive, focusing on marketing, underwriting and closing new leveraged and turnaround transactions.

Gary F. Holloway 52 (Nominee)

Vice chairman of Five Mile Capital Partners, a privately held investment firm. Prior to joining Five Mile Capital Partners and its affiliate, Five Mile Ventures in 2000, Mr. Holloway served as the chairman of the board of Greenwich Capital Markets, Inc., where he previously held the position of president and CEO. He also served as co-CEO of Greenwich NatWest. Mr. Holloway currently serves on the Boards of Directors of Aviation Facilities Corporation, Bank of New Canaan, The Wireless Generation, Inc., St. Luke’s School in New Canaan, CT, The Curry School Foundation at the University of Virginia, and on the Leadership Committee of Special Olympics, Inc. Mr. Holloway holds a BA degree from Washington and Lee University and an MBA from the Colgate Darden School at the University of Virginia.

George R. Rea 65 (Nominee)

Business consultant. Mr. Rea has held various senior management positions in several high technology companies, retiring as executive vice president of Conner Peripherals ( NYSE) in 1994. Since retiring, Mr. Rea has served as a business consultant and as a director of private and public companies in high technology and other industries. Currently he is a director of the following public companies: Catalina Lighting, Inc.; Northland Cranberries, Inc., and LOUD Technologies, Inc.

Name, Age and Year First Elected	Principal Occupation and Business Experience

C. Daryl Hollis 59 (Nominee)

Independent business consultant. Mr. Hollis, a certified public accountant, has been an independent business consultant since 1998. He currently serves as a director of three publicly held companies: Catalina Lighting, Inc.; Northland Cranberries, Inc.; and LOUD Technologies, Inc.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE NOMINEES.

Meetings of The Board and Committees

     The Board of Directors held held seven formal meetings during 2003. All of our directors attended at least 75% of the meetings held while they were directors, and each director who is nominated for election at this meeting attended 100% of the meetings held while he was a director. In addition to formal meetings, the Board acted several times during 2003 by unanimous written consent after telephonic discussion among the members.

             The Board of Directors has established a compensation committee and an audit committee. Following the election of directors at the annual meeting, the Board will elect members to serve on these committees. Until the resignation of director William R. Hipp in April 2003, each of these committees consisted of Mr. Hipp and director Robert Brooks. Mr. Brooks is not standing for re-election to the Board, and his tenure on these committees will expire as of the annual meeting. The prior audit committee members were independent, and the Board intends to elect the audit committee members who will be independent, as defined by the National Association of Securities Dealers’ listing standards.

             The Board of Directors currently does not have an active nominating committee.

Section 16(a) Beneficial Reporting Compliance

             Based on a review of filings with the SEC, as well as copies of the reports and written representations we received from directors and officers required to file and their written representations, we believe that during the year ended December 31, 2003, certain of our directors and officers did not file, or were late in filing, certain reports under Section 16 of the Securities Exchange Act.

     Former directors Hipp and Brooks did not timely file a Form 4 – Statement of Changes in Beneficial Ownership, to report the grant of options to them in March, 2003. Michael J. Phelan and Chris M. Wilkes did not timely file Form 3 – Initial Statement of Beneficial Ownership, to report their April 2003 election as executive officers effective upon the closing of the Solunet Storage acquisition. Messrs. Phelan, Wilkes, director Brendan T. Reilly, and John Jenkins, director and CEO, filed late Form 4s reporting the grant of options to them in December 2003.

PROPOSAL TWO:
Amend the Articles of Incorporation
to Increase Authorized Common Stock
From 75,000,000 Shares to 200,000,000 Shares

     The Board of Directors is proposing that shareholders approve an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock from 75,000,000 to 200,000,000 (“Proposal Two”). There are two reasons for this proposal.

     1. To permit conversion of the preferred stock we issued to acquire Solunet.

     In connection with and as required by the Acquisition Agreement, prior to the closing of that transaction, our Board unanimously approved and recommended that the shareholders approve an amendment to our Articles of Incorporation which would increase the number of our authorized shares of common Stock from 75,000,000 to 150,000,000.

     In order to complete the acquisition of Solunet Storage, the fundamental business terms of the transaction required us to deliver shares of common stock in an amount which would result in the Solunet shareholders’ ownership of 60% of our outstanding common stock. However, at the time of the acquisition we did not have enough available authorized but unissued common shares to fulfill this condition. As a result, we issued a combination of common stock and Series B Convertible Preferred Stock that together constituted such percentage ownership. In connection with our issuance of these securities, and as required by the terms of the Acquisition Agreement, we agreed with Sun Solunet to submit to our shareholders a proposed amendment to our Articles of Incorporation which would increase our authorized shares to 150,000,000, more than sufficient to permit conversion of the Preferred Shares. Our Board authorized this increase and directed the submission to shareholders at the time that it approved the Acquisition Agreement in March 2003, and prior to the closing under that agreement.

     See “Change in Control During 2003” at pages 4-7 for additional information about the Acquisition Agreement and related events.

     In November 2003, the current Board amended the prior resolution and resolved to further increase the number of shares to be authorized, and is submitting for shareholder vote a proposal to amend the Articles to increase the number of shares from 75,000,000 to 200,000,000.

     2. To have sufficient shares available for corporate opportunities which may arise in the future.

     We believe that authorizing a large number of additional shares will provide several long-term advantages to the Company and it shareholders. The passage of Proposal Two will enable us to pursue acquisitions or other transactions that management believes provide the potential for growth and profit. With the extremely limited number of shares currently available, it is difficult for us to evaluate or negotiate business combinations or other transactions, such as equity financings, that might enhance shareholder value.

     We continually are seeking and evaluating acquisition opportunities. Stock-for-stock transactions can be quickly completed. However, they would be more likely to be undermined by delays, uncertainties and expenses if the Company did not have sufficient authorized shares available. Acquisitions currently can be completed using preferred stock, (such as was used to complete the Solunet Storage acquisition), cash, debt, or a combination of those methods. However, management and the Board of Directors believe that it is in the best interest of the Company and its shareholders to complete acquisitions for common stock, thereby conserving cash and avoiding the cost and risk of debt financing.

             If Proposal Two is passed, shareholder approval will not be sought prior to the issuance of those additional shares unless such issuances relate to a merger, consolidation or other transaction that independently requires shareholder approval.

             As of the record date, 58,407,625 shares of common stock are outstanding, leaving only 16,592,375 shares available for issuance. Of those authorized and unissued shares, 14,781,056 are reserved for issuance upon exercise or conversion of outstanding securities issued in transactions not related to the Solunet acquisition.

             If Proposal Two is approved, the Series B preferred stock issued in the Solunet acquisition will convert automatically into 37,403,653 shares of common stock, resulting in 95,811,722 outstanding shares of common stock. Of the remaining 104,188,722 authorized and unissued common shares, a total of 32,777,789 shares will be reserved for issuance upon exercise of outstanding options and warrants, including 17,996,733 shares underlying a warrant issued in the Solunet acquisition (which is not currently exercisable, but which will become exercisable following exercises of options and/or warrants issued prior to the Solunet acquisition that result in our issuance, in the aggregate, of 2,820,428 shares of common stock to the holders of those options and/or warrants). (All of the figures in this paragraph reflect various option and warrant expirations and exercises that have occurred since the closing of that acquisition.) Therefore, immediately upon the increase to 200,000,000 authorized shares, 71,410,489 of the 104,188,722 authorized and unissued shares will be available for issuance.

             Other than the shares to be issued upon conversion of the Series B preferred stock, and upon exercise of outstanding options and warrants, management has no specific plans or proposals that require the authorization of the additional shares. The company does not have any current plans, proposals or arrangements, written or otherwise, to engage in any acquisition, financing or other transactions to be effected with the additional shares. The amendment is being recommended to you at this time in order to avoid any unnecessary delay and expense in connection with seeking shareholder approval for each specific future issuance of shares.

             Although the company is contractually obligated under the Acquisition Agreement to submit to shareholders the proposal to increase the number of authorized shares, the shareholders are not being asked to approve the Acquisition Agreement or the terms of the issuance of securities pursuant to that acquisition, and a vote against the proposed increase will not prevent or reverse those transactions. Moreover, each share of Series B convertible preferred stock has dividend, liquidation and voting rights equivalent to the rights of the number of shares of common stock into which it is convertible. As a consequence, if Proposal Two were not approved and the Series B Preferred Stock did not convert into common stock, the shares of Series B convertible preferred stock issued in the acquisition would remain outstanding and would continue to have dividend, liquidation and voting rights equivalent to the number of shares of common stock into which those shares of Series B Preferred Stock will be converted if Proposal Two is approved.

             Presently, the Articles also authorize 10,000,000 shares of preferred stock. Proposal Two will not increase or decrease the number of authorized shares of preferred stock The outstanding shares of Series B preferred stock will be converted to shares of common stock automatically upon approval of Proposal Two, and the designation of those preferred shares as Series B preferred shares will be cancelled, restoring those preferred shares to the Company’s authorized shares, available for future issuance.

Potential Anti-Takeover Effects of the Proposed Amendment

             Management believes that approval of Proposal Two is essential for the growth of the Company and the Board has proposed a substantial increase in authorized common stock to provide flexibility to the Company’s management. However, in deciding how to vote upon Proposal Two, shareholders should consider the following.

             These additional shares, if issued, could have a substantial dilutive effect on present shareholders. Our Articles do not grant pre-emptive rights to shareholders. Therefore, shareholders are not entitled to purchase additional shares to maintain a constant percentage of ownership when additional shares are issued.

             Proposal Two is not a part of any plan by management to adopt a series of amendments to the Articles or Bylaws so as to make a takeover of the Company more difficult. However, Proposal Two could strengthen the position of management and might make the removal of management more difficult, even if it would be generally beneficial to the Company’s shareholders. The ability to issue a large number of shares without additional shareholder approval provides management with a means to negate the efforts of unfriendly tender offerors by issuing shares to others who are friendly or desirable to management. In addition, Colorado law provides that a transaction is not void or voidable solely because a director has an interest in the transaction, if the relationship is known or disclosed and a sufficient number of disinterested directors approve the transaction. This ability to approve transactions with interested parties might be used in takeover or other situations to approve the issuance of shares to an interested party.

             Proposal Two is not the result of management’s knowledge of any specific effort to accumulate our securities, or to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. The Board is not submitting the proposal to enable it to frustrate any efforts by another party to acquire a controlling interest or to seek Board representation.

Management Recommendation and Required Vote

             The Board of Directors believes that approval of Proposal Two is in the best interests of the Company and its shareholders, and recommends a vote “FOR” the Proposal.

             The affirmative vote of a majority of all outstanding votes, as well as the affirmative vote of a majority of the outstanding Common Stock of the Company voting as a class, is required to approve Proposal Two. Sun Solunet LLC, our majority shareholder, has advised us it intends to vote in favor of Proposal Two.

PROPOSAL THREE
Amendment of Articles of Incorporation to Add
a Limitation on Certain Distributions, in Conformity With Current Law

             The Colorado Business Corporation Act ( “the Colorado Act”) contains the following provision regarding distributions to shareholders (emphasis added):

     No distribution may be made if, after giving it effect:

(a)	The corporation would not be able to pay its debts as they become due in the usual course of business; or
(b)

The corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

     The Company’s Articles of Incorporation currently do not contain the additional language, shown in bold type above, prohibiting distributions which would deplete the Company’s net worth below the amount necessary to fund liquidation rights of outstanding shares.

     The wording of our Articles may have been identical to the language of the prior statute, or it may have been drafted in this manner intentionally to address unusual circumstances which existed at an earlier time in the Company’s history. In any event, the Board of Directors believes that current provision of the Colorado Act is a more prudent and fiscally responsible policy, and recommends that the Articles of Incorporation be amended to include this provision, in accordance with the intent of the current Colorado Act. This Amendment is not proposed in order to effect, facilitate, or restrict any transaction or distribution currently proposed or contemplated. The Company has never made a cash distribution to shareholders, and the Board of Directors does not contemplate making any distribution or dividend to shareholders for the foreseeable future.

     If shareholders approve the Amendment, it will be included in Amended and Restated Articles of Incorporation, which will restate the Articles in their entirety in order to delete historical provisions which now are obsolete or unnecessary. These provisions include statements of the purposes and duration of the Company, both of which are no longer required under the Colorado Act. The Board of Directors believes that the Restatement of the Articles of Incorporation will provide a clearer charter for the Company and make it easier for management and for the shareholders to determine the rights and responsibilities of the Company. If the Amendment is not approved, the Board of Directors will adopt Restated Articles, as it is permitted by the Colorado Act to do, which effect the changes other than the distribution limitation discussed in this section.

Management Recommendation and Required Vote

     As noted above, the Amendment and Restatement of the Articles of Incorporation will have no effect on any action currently proposed or contemplated by the Board of Directors. Nevertheless, the Board believes that this change is timely and in the best interests of the Company and its shareholders, and recommends a vote FOR Proposal Three

     The approval of at least a majority of the votes represented by our outstanding common and preferred shares, voting as a single voting group, is required to approve Proposal Three. Pursuant to our acquisition agreement with Solunet Storage, we agreed to submit the Amended and Restated Articles of Incorporation for shareholder vote at this meeting. Sun Solunet LLC, the beneficial owner of common and preferred shares representing a majority of the voting power, agreed to vote its shares in favor of this proposal, which ensures that Proposal Three will be approved.

PROPOSAL FOUR:
Ratification of Appointment of Auditors

     The Board of Directors has appointed Grant Thornton LLP as our independent auditors for the year ending December 31, 2003. Grant Thornton LLP served as our independent auditors for the year ended December 31, 2002 and 2001.

     The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Grant Thornton LLP. The ratification must be approved by a majority of the votes cast at the meeting. Sun Solunet LLC beneficially owns common and preferred shares representing a majority of votes, sufficient to approve Proposal Four. Although law does not require shareholder approval of this appointment or make that approval binding on the Board, we believe that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Grant Thornton LLP, the Board will consider this vote in determining whether or not to continue the engagement of Grant Thornton LLP.

     We expect representatives of Grant Thornton LLP to be available by conference telephone, but not physically present at this annual meeting.

     Prior Change in Auditors. Causey Demgen & Moore Inc. served as our independent certified public accountant for the fiscal year ended December 31, 2000. On July 23, 2001, we dismissed Causey, Demgen & Moore Inc. and engaged Grant Thornton LLP as our independent accountants. Our Board of Directors approved these decisions.

     The report of Causey Demgen & Moore Inc. on our financial statements for the year ended December 31, 2000 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified as to audit scope or accounting principles. In connection with the audit for the year ended December 31, 2000, and from December 31, 2000 to July 23, 2001, we did not have any disagreements with Causey Demgen & Moore Inc. on any matter of accounting principles and practices, financial statement disclosure or auditing scope or procedure.

     Before we engaged Grant Thornton LLP, we did not consult with that firm about any matter concerning the application of accounting principles to any specific transactions, either completed or proposed, or the type of audit opinion that they might issue on our financial statements.

     We reported this change of accountants in a Form 8-K Current Report dated July 23, 2001, filed with the Securities and Exchange Commission on July 27, 2001. We requested that Causey Demgen & Moore Inc. review that filing and furnish a letter, addressed to the Commission, containing any new information, clarification, or any respect in which it did not agree with the statements we made in that report. Causey Demgen & Moore Inc.‘s letter, stating that they had read the report and agreed with the disclosure, was filed as an exhibit to the Form 8-K Current Report.

AUDIT MATTERS

     Audit Fees. Grant Thornton LLP billed us an aggregate of $70,000 for professional services rendered in connection with the audit of our annual financial statements for the year ended December 31, 2001 and reviews of financial statements included in our Forms 10-QSB filed during 2001, and an aggregate of $78,000 for professional services rendered in connection with the audit of our annual financial statements for the year ended December 31, 2002 and reviews of financial statements included in our Forms 10-QSB filed during 2002.

     Tax Fees. Grant Thornton LLP billed us an aggregate of $26,000 for professional services for tax compliance, tax advice, and tax planning during 2002, consisting primarily of preparation of our federal and state tax returns.

     All Other Fees. During 2001 Grant Thornton LLP also billed us $9,000 for accounting advice and due diligence services they provided us in connection with our acquisition of ECO Software. During 2002, Grant Thornton LLP also billed us $10,000 for assistance they provided to us in 2001 in connection with accounting advice and due diligence services in connection with our acquisition of ITIS Services, Inc. in December 2001, and $22,000 for assistance with our preparation of a selling shareholder registration statement, which we withdrew before it was declared effective by the SEC.

     Audit Committee Report. In accordance with our written charter formally adopted at a meeting on January 17, 2002, the audit functions of the audit committee of the Board of Directors are focused on three areas:

o	the adequacy of the company’s internal controls and financial reporting process and the reliability of the company’s financial statements.

o	the independence and performance of the company’s independent auditors.

o	the company’s compliance with legal and regulatory requirements.

     The members of the audit committee meet with management periodically to consider the adequacy of the company’s internal controls and the objectivity of its financial reporting. We discuss these matters with the company’s independent auditors and with appropriate company financial personnel.

     We meet privately with the independent auditors annually, who have unrestricted access to the committee. We also recommend to the Board the appointment of the independent auditors and review periodically their performance and independence from management.

     The directors who serve on the committee are all independent from management. That is, the Board of Directors has determined that none of us has a relationship to SANZ that may interfere with our independence from SANZ and its management.

You can find a copy of our charter attached to our 2002 proxy statement as Appendix A.

     Management has primary responsibility for the company’s financial statements and the overall reporting process, including the company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

     This year, we reviewed drafts of the company’s audited financial statements prior to their finalization, and met with both management and Grant Thornton LLP, the company’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

     We have received from, and had an opportunity to discuss with, Grant Thornton LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the company. We also discussed with Grant Thornton LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees)

     Based on these reviews and discussions, we recommended to the Board that the company’s audited financial statements be included in the company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.

Report submitted by:

William R. Hipp (Audit Committee Member until April 4, 2003) Robert K. Brooks

EXECUTIVE OFFICERS

     Biographical information about about Mr. Wilkes, our only our executive officer who is not also a director nominee is set forth below.

Chris M. Wilkes, Age 38, Executive Vice President, joined SANZ in April 2003 pursuant to our acquisition agreement with Solunet Storage, where he served as Executive Vice President since the formation of Solunet Storage in September 2002. From December 2001 until Solunet Storage’s acquisition of the assets of StorNet, Inc. in September 2002, Mr. Wilkes served as Vice President of Managed Services for StorNet, Inc. Prior to joining StorNet, Inc., Mr. Wilkes was the Director of Sales of Managed Storage International, a storage services provider, which he joined in 2000. From 1996 until he joined Managed Storage International, Mr. Wilkes was General Manager — South/Central District for Pioneer Standard Electronics, a computer equipment reseller and distributor.  Mr. Wilkes holds an MBA from Texas A & M University, and BBA in Marketing from Texas Tech University.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

	Annual Compensation
Name and principal position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Long Term Compensation Securities Underlying Options/SARs(#)		All other compen- sation($)
John Jenkins,	2003	$227,867	$6,600	$-0-	1,100,000	(2)	$5,500	(4)
President and CEO(1)	2002	$227,400	$23,950	$-0-	500,000	(3)	$4,583	(4)
	2001	$188,469	-0-	$-0-	-0-		-0-

Michael J. Phelan	2003	$150,012	-0-	$-0-	1,100,000	(2)	$-0-
President and COO(5)

Chris M. Wilkes	2003	$123,750	-0-	$-0-	450,000	(2)	$5,394	(4)
Executive Vice President(5)

Hugh A. O’Reilly,	2003	$195,000	$16,000	$-0-	-0-		$-0-
Senior Vice President	2002	$192,500	-0-	$-0-	200,000	(3)	$-0-
CFO and General Counsel(6)

(1)	Mr. Jenkins has been employed as our Chief Executive Officer during the past three fiscal years, and during that period also served as President until April 4, 2003.
(2)	These options are exercisable at $.40 per share. One fourth of the total options granted to each employee become exercisable each year over the next four years, commencing on April 1, 2004.
(3)	These options are exercisable at $.29 per share
(4)

Consists solely of company matching contributions to 401(k) defined contribution plan, available to all employees of the company following 90 days of full time employment. Amounts earned in the stated year were paid in the following year.

(5)	Represents compensation paid since April 4, 2003, when these officers became employed by SANZ pursuant to our acquisition agreement with Solunet Storage.
(6)

Mr. O’Reilly has served as General Counsel since 2002. During 2002 and until December 2003 he also served as Chief Financial Officer and Senior Vice President. Amounts shown represent compensation in all capacities.

Option and Stock Appreciation Right Grants Table

     The following table sets forth information regarding the grant of options and stock appreciation rights during the year ended December 31, 2003 to each of our executive officers required to be named in the Summary Compensation Table.

Name	Number of Securities Underlying Options/ SARs granted (#)	Percent of total options/ SARs granted to employees in fiscal year (%)	Exercise or base price ($/Sh)	Expiration date

John Jenkins	1,100,000	13.3%	$.40	12/17/2013

Michael J. Phelan	1,100,000	13.3%	$.40	12/17/2013

Chris M. Wilkes	450,000	5.4%	$.40	12/17/2013

Hugh A. O’Reilly	-0-	--	--	--

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

     The following table shows the number of shares underlying unexercised options held at December 31, 2003 by each of the executive officers required to be named in the Summary Compensation Table, and the aggregate dollar value of in-the-money, unexercised options held at the end of the fiscal year. SANZ has not granted any stock appreciation rights.

Name	Number of unexercised options at FY-end (#) exercisable/unexercisable		Value of unexercised in-the-money options at FY-end ($)

John Jenkins	800,000 / 1,100,000	(1)	$375,000	(1)
Michael J. Phelan	-0- / 1,100,000		$ 220,000
Chris M. Wilkes	-0- / 450,000		$ 90,000
Hugh A. O’Reilly	1,063,982 / -0-	(2)	$ 116,000	(2)

(1)	300,000 of these options are exercisable at $2.25 per share, which is in excess of the market price of the shares at December 31, 2003.

(2)

576,871 of these options are exercisable at $.625 per share, and 287,111 of these options are exercisable at $.70 per share, both of which prices are in excess of the market price of the shares at December 31, 2003.

Compensation of Directors

     We have no standing arrangement to compensate directors for their services. During the fiscal year ended December 31, 2003, we granted 50,000 options, exercisable at $.70 per share (the market value on the date of grant), and a $5,000 directors’ fee, to each of our independent directors, Robert K. Brooks and William Hipp.

Employment Contracts and Termination of Employmentand
Change in Control Arrangements

     We have a three year employment agreement with John Jenkins, CEO, which requires us to continue paying his salary for a period of 12 months following termination of employment in the following cases:

°	if he terminates his employment within 90 days following specified change of control events,
°	if he terminates his employment due to our material change of his employment conditions; or
°	if we terminate his employment agreement other than for cause.

     Our similar agreement with Hugh O’Reilly was triggered by his resignation as Vice President and Chief Financial Officer during 2003. By mutual agreement, we modified and reduced the severance obligations that are being paid under that agreement, and Mr. O’Reilly continues to serve as our General Counsel in a part-time capacity.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below reflects the number of shares of common stock and preferred stock beneficially owned as of January 31, 2004 by:

°	each person or group we believe to be the beneficial owner of more than five percent of our voting securities,
°	each director and director nominee,
°	each executive officer required to be named in the Summary Compensation Table; and
°	all directors, director nominees, and executive officers, as a group, as of January 31, 2004.

     Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days of January 31, 2004, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding those securities, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Percentage of beneficial ownership is based on 58,407,625 shares of common stock and 748.07306 shares of preferred stock outstanding as of the close of business on January 31, 2004.

     Unless otherwise indicated below, the address for each listed director and executive officer is SANZ, Inc., 900 W. Castleton Road, Suite 100, Castle Rock, Colorado 80109

	Amount and Nature of Beneficial Ownership of Common Stock
Name and address of beneficial owner	Common Stock		% of Class	Common Stock underlying Preferred Stock		Pro Forma Shares Following Conversion(1)		Pro Forma % Following Conversion(1)
John Jenkins	1,390,000	(2)	2.33%	-0-		1,390,000	(2)	1.43%
Marc J. Leder	20,000,000	(3)	34.24%	37,403,653	(3)	57,403,653	(3)	59.91%
Rodger R. Krouse	20,000,000	(3)	34.24%	37,403,653	(3)	57,403,653	(3)	59.91%
Clarence E. Terry	-0-		-0-	-0-		-0-		-0-
Michael J. Phelan	775,000	(4)	1.32%	935,091	(4)	1,710,091	(4)	1.78%
David Kreilein	-0-		-0-	-0-		-0-		-0-
Ben Emmons	-0-		-0-	-0-		-0-		-0-
M. Steven Liff	-0-		-0-	-0-		-0-		-0-
Gary F. Holloway	2,797,209	(5)	4.79%	-0-		2,797,209	(5)	2.92%
George R. Rea	20,000		*	-0-		20,000		*
C. Daryl Hollis	-0-		-0-	-0-		-0-		-0-
Chris Wilkes	112,500	(6)	*	-0-		112,500	(6)	*
Brendan T. Reilly	4,586,492	(7)	7.83%	-0-		4,586,492	(7)
Robert K. Brooks	150,000	(8)	*	-0-		150,000	(8)	*
All directors, director	29,331,201		48.73%	37,403,653		66,734,854		68.38%
nominees and executive
officers, as a group
(14 persons)
Sun Solunet LLC	20,000,000	(9)	34.24%	37,403,653	(10)	57,403,653	(9)(10)	68.38%
c/o Sun Capital Partners II, LP(3)
c/o Sun Capital Advisors II, LP(3)
c/o Sun Capital Partners, LLC(3)
5200 Town Center Circle, Ste 470
Boca Raton, FL 33486
Andrew K. Reilly	4,079,367		6.98%	-0-		4,079,367		4.25%
7 Extension Street
Newport, RI

_______________

*	Less than 1%

(1)

Includes shares of common stock issuable upon the conversion of the Company's preferred stock. The preferred stock will convert automatically into common stock at a conversion ratio of 50,000 : 1 when our Articles of Incorporation are amended to increase the number of authorized shares of common stock sufficient to enable such conversion. This ratio is fixed (subject to adjustment only in the case of stock splits, stock dividends, capital reclassifications and similar events) and is not dependent on the market value of the common stock or any similar factor. The preferred stock contains no obligatory dividends and no preferences over the common stock with respect to dividends, liquidation or other matters (other than the power to vote with the common stock on an as-converted basis).

(2)

Includes 500,000 shares underlying an option currently exercisable at $.29 per share, 300,000 shares underlying an option currently exercisable at $2.25 per share, and 275,000 shares underlying an option that will become exercisable at $.40 per share. Also includes 40,000 shares underlying a warrant currently exercisable at $.625 per share, and 40,000 shares underlying a warrant currently exercisable at $1.25 per share.

(3)

Consists solely of shares held by Sun Solunet LLC (further described in Note 9 and Note 10), over which he may be deemed to have control. Marc J. Leder and Rodger R. Krouse may each be deemed to control Sun Solunet, Sun Partners II LP, Sun Advisors II, and Sun Partners LLC, as Leder and Krouse each own 50% of the membership interests in Sun Partners LLC, which in turn is the general partner of Sun Advisors II, which in turn is the general partner of Sun Partners II LP, and Sun Partners II LP owns 99% of the membership interests of Sun Solunet. Therefore, Messrs. Leder and Krouse may each be deemed to have voting and dispositive power over the shares held by Sun Solunet LLC.

(4)

Includes 275,000 shares underlying an option that will become exercisable at $.40 per share. The outstanding shares beneficially owned by Mr. Phelan are held of record by Mr. Phelan jointly with his wife. All of Mr. Phelan's shares are subject to a Shareholder Agreement that, among other things, (a) grants Sun Solunet LLC sole power to vote those shares, (b) grants Sun Solunet a right of first refusal on those shares, (c) obligates Mr. Phelan to sell his shares to a party that intends to purchase shares from Sun Solunet LLC, if so demanded by Sun Solunet LLC, and (d) grants Mr. Phelan the right to require a purchaser of shares from Sun Solunet LLC also to purchase a pro rata number of Mr. Phelan's shares on the same terms.

(5)	Consists solely of shares held by Hollger LLC, a privately held investment firm, over which Mr. Holloway may be deemed to have control.

(6)	Consists solely of 112,500 shares underlying an option that will become exercisable at $.40 per share.

(7)	Includes 156,250 shares underlying an option that will become exercisable at $.40 per share.

(8)

Includes 50,000 shares underlying an option currently exercisable at $.70 per share, 15,000 shares underlying an option currently exercisable at $.81 per share, 5,000 shares underlying an option currently exercisable at $10.82 per share, 10,000 shares underlying a warrant currently exercisable at $.625 per share and 10,000 shares underlying a warrant currently exercisable at $1.25 per share.

(9)

Consists of 19,500,000 shares of common stock owned directly by Sun Solunet LLC and 500,000 shares of common stock owned by Mr. Phelan over which Sun Solunet LLC has voting control. Marc J. Leder and Rodger R. Krouse may each be deemed to control Sun Solunet, Sun Partners II LP, Sun Advisors II, and Sun Partners LLC, as Leder and Krouse each own 50% of the membership interests in Sun Partners LLC, which in turn is the general partner of Sun Advisors II, which in turn is the general partner of Sun Partners II LP, and Sun Partners II LP owns 99% of the membership interests of Sun Solunet. Therefore, Messrs. Leder and Krouse may each be deemed to have voting and dispositive power over the shares held by Sun Solunet LLC.

(10)

Consists of 729.371 shares of preferred stock owned directly by Sun Solunet LLC, which are convertible into 36,468,562 shares of common stock, and 18.702 shares of preferred stock owned by Mr. Phelan over which Sun Solunet LLC has voting control, which are convertible into 935,091 shares of common stock. Marc J. Leder and Rodger R. Krouse may each be deemed to control Sun Solunet, Sun Partners II LP, Sun Advisors II, and Sun Partners LLC, as Leder and Krouse each own 50% of the membership interests in Sun Partners LLC, which in turn is the general partner of Sun Advisors II, which in turn is the general partner of Sun Partners II LP, and Sun Partners II LP owns 99% of the membership interests of Sun Solunet. Therefore, Messrs. Leder and Krouse may each be deemed to have voting and dispositive power over the shares held by Sun Solunet LLC.

Certain Relationships and Related Transactions

     You can find detail about our relationships and transactions with Sun Solunet LLC and its affiliates under the heading “Change in Control During 2003 – Terms of the Transaction” at pages 4-7.

OTHER MATTERS

     Management and the Board of Directors know of no matters to be brought before the meeting other than as set forth herein. However, if any other matters properly are presented to the shareholders for action at the meeting and any adjournments or postponements thereof, the proxy holders named in the enclosed proxy intend to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

SHAREHOLDER PROPOSALS

     We must receive shareholder proposals by October 10, 2004 to be considered for inclusion in management’s proxy statement and proxy for the 2005 Annual Meeting of Shareholders. We must receive shareholder proposals to be presented at the 2004 Annual Meeting, even if not included in our proxy statement, no later than December 26, 2004. Shareholder proposals should be submitted in writing to the attention of the Corporate Secretary.

PROXY
SAN HOLDINGS, INC.
__________________________________________________________________________
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints John Jenkins, Marc J. Leder, and Rodger R. Krouse, and each of them, with full power of substitution, as proxies to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of SAN Holdings, Inc., to be held on Monday, April 12, 2004, at 3:00 p.m. Eastern Daylight Time, and at any adjournment or adjournments thereof, upon the following proposals of the Company:

Proposal No. 1 — Election of Directors:

01 - John Jenkins	02 - Marc J. Leder	03 - Rodger R. Krouse	04 - Clarence E. Terry
05 - Michael J. Phelan	06 - David L. Kreilein	07 - Benjamin S. Emmons	08 - M. Steven Liff
09 - Gary F. Holloway	10 - George R. Rea	11 - C. Daryl Hollis

        _____    FOR all nominees
        _____   WITHHOLD all nominees
        _____   WITHHOLD authority to vote for any individual nominee (write number(s) of nominee on the line.)
                        ______________________________________________________________________________________

Proposal No. 2 - Amend the Articles of Incorporation to increase authorized common stock from 75,000,000 shares to 200,000,000 shares

                                         For  /   /         Against  /   /         Abstain  /   /

Proposal No. 3 - Amend the of Articles of Incorporation to add a limitation on certain distributions.

                                         For  /   /         Against  /   /         Abstain  /   /

Proposal No. 4 - Ratification of Appointment of Grant Thornton LLP

                                         For  /   /         Against  /   /         Abstain  /   /

     Please mark, date and sign exactly as the shareholder name appears on this proxy, including designation as executor, Trustee, etc. if applicable. A corporation must sign in its name by the President or other authorized officer. All co-owners and each joint owner must sign. The shares represented hereby will be voted as you specify, but if no specification is made they will be voted for all director nominees and for the other proposals listed above. Unless otherwise specified, this proxy will be voted in accordance with the discretion of the proxies on any other business properly brought before the meeting.

     THE UNDERSIGNED SHAREHOLDER CONFIRMS RECEIPT OF: (i) FORM 10-KSB/A NO. 2 FOR THE YEAR ENDED DECEMBER 31, 2002; (ii) FORM 10-QSB FOR THE QUARTER ENDED SEPTEMBER 30, 2003; AND (iii) SAN HOLDINGS, INC. PROXY STATEMENT DESCRIBING THE PROPOSALS LISTED ABOVE.

IF JOINT OWNERS, BOTH MUST SIGN.	Date: ________________	_________________________________
Signature(s)
Number of Shares (if proxy	Date: ________________	_________________________________
given for less than		Signature(s)
all shares): ___________________

Please check if you intend to be	Address (if
present	different
at the meeting: ______	from that on
envelope):

                                                                         __________________________________________________________________________
                                                                                             Street Address                                                         City, State and Zip Code